Exhibit 99.1


      Genuity Receives Additional 30-day Extension from Banks and Verizon

    WOBURN, Mass.--(BUSINESS WIRE)--Aug. 13, 2002--

           Continues Negotiations to Find Joint Resolution;
   Ceases Future Funding of Integra as Part of Ongoing Restructuring

   Genuity Inc. (Nasdaq: GENU), a leading provider of enterprise IP networking services, today announced that it has received an additional 30-day extension, or "standstill," from the global consortium of banks that provided the company with a $2 billion line of credit and from Verizon Communications Inc., which loaned Genuity $1.15 billion. In exchange for the extension, Genuity will make a payment of $50 million to the bank group, with the commitment that the banks, Verizon and Genuity will pursue a binding term sheet on revisions to its credit facilities.
   "We are pleased that all three parties have agreed to work toward a mutually beneficial resolution," said Paul R. Gudonis, chairman and CEO of Genuity. "While we still have a ways to go, we believe that by renegotiating our credit facilities and continuing to restructure our business plan, Genuity will be positioned for future success. In the meantime, we still have sufficient cash on hand to operate our business, and we continue to sell to and serve our customers with high-quality Internet services."

     The extension follows a two-week standstill agreement that was reached on July 29, 2002. The banks and Verizon entered into the standstill agreements following Verizon's decision to relinquish its option to acquire a controlling interest in Genuity. This action resulted in an event of default for Genuity under its credit facility with Verizon and its credit facility with the banks.


     Also today, Genuity announced that as a first step in the restructuring of its business plan, the company is refocusing its operations and will no longer fund European hosting company, Integra S.A. Genuity, which owns 93 percent of Integra, made the decision after Genuity's management and Board of Directors examined Integra's overall financial position and determined that it would be in the best interest of Genuity's investors, creditors, customers and employees to reprioritize Genuity's investments.

   "As part of our restructuring process, we've been reviewing our portfolio of services to find ways to reduce cash consumption while capitalizing on our core markets," said Gudonis. "This was a difficult decision to make because, while Integra was on track to meet its corporate financial goals, it still would have taken some time before it was able to fund the business on its own. We believe it is the right long-term decision for us, and one that should have minimal impact on Genuity's customers."

     Genuity had provided financing to Integra since September 2001.

      About Genuity

   Genuity is a leading provider of enterprise IP networking services. The company combines its Tier 1 network with a full portfolio of managed Internet services, including dedicated and broadband access, Internet security, Voice over IP (VoIP), and Web hosting to provide converged voice and data solutions. With annual revenues of more than $1 billion, Genuity (NASDAQ: GENU and NM:
Genuity A-RegS 144) is a global company with offices and operations throughout the U.S., Europe, Asia and Latin America. Additional information about Genuity can be found at www.genuity.com.

      Forward-Looking Statements

   This announcement contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.

     These forward-looking statements are based on the company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: the company's ability to satisfy its financial needs or operational obligations as they become due expectations as to the company's future revenue, margins, expenses and capital requirements; the company's ability to develop and maintain a successful relationship with significant customers; the company's ability to successfully reduce its cost structure; volatility of the market for certain products; and expansion decisions relating to our capacity and network infrastructure. The company also faces uncertainty concerning the effect of Verizon's decision to relinquish its option to acquire a controlling interest in the company and concerning the outcome of discussions with our lenders regarding the default under our credit agreement arising from Verizon's decision to relinquish its option.

     For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2001 and the Quarterly Report for the period ended March 31, 2002 as filed with the Securities and Exchange Commission, which discuss in greater detail the important factors that could cause actual results to differ materially.

     The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that the company makes on related subjects in its additional filings with the Securities and Exchange Commission should be consulted.

    CONTACT: Genuity Inc.
             Media Contacts :
             Susan Kraus, 781/865-3511
             John Vincenzo, 781/865-5468
             Investor Relations Contact :
             Arleen Llerandi, 781/865-3544